Exhibit 10.8
REGIONAL MANAGEMENT CORP.
2007 MANAGEMENT INCENTIVE PLAN
OPTION AWARD AGREEMENT
     Regional Management Corp., a South Carolina corporation (the “Corporation”), pursuant to the Regional Management Corp. 2007 Management Incentive Plan (the “Plan”), grants to the participant named below an option (the “Stock Option”) to purchase shares of its Common Stock, on the terms set forth herein. Capitalized terms used herein but not defined will have the meanings assigned to those terms in the Plan.

Participant:	Thomas F. Fortin (the “Participant”)

This Option Award Agreement provides for the option contemplated in Section 2.4(c) of that certain Employment Agreement dated February 29, 2008 between the Corporation and the Participant.

Date of grant:	February 26, 2008

Total no. of shares:	196,563 shares of Common Stock

Exercise price:	$5.4623 per share (the “Option Price”)

Type of option:	Non-statutory Stock Option

Vesting dates:	This Stock Option will vest and become exercisable in accordance with the following schedule:
(i) 20% of the total shares on and after the date of grant,

(ii) 20% of the total shares on and after March 21, 2009,

(iii) 20% of the total shares on and after March 21, 2010,

(iv) 20% of the total shares on and after March 21, 2011, and

(v) 20% of the total shares on and after March 21, 2012, subject to the Participant remaining employed by the Corporation or a Subsidiary through each such vesting date.

Expiration date:	This Stock Option will expire on, and may not be exercised after, March 21, 2017.

Payment of exercise price:	The Participant may pay the exercise price (i) in cash or by check acceptable to the Corporation, (ii) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value Per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Corporation to withhold a number of shares of

Common Stock having an aggregate Market Value Per Share on the date of exercise equal to the aggregate Option Price, or (iv) by a combination of the foregoing methods; provided, that the payment methods described in clauses (ii), (iii) and (iv) will not be available at any time the Corporation is prohibited from purchasing or acquiring such shares of Common Stock. To the extent permitted by law, the Participant may also make arrangements satisfactory to the Corporation for the deferred payment of the aggregate Option Price from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates. Notwithstanding the foregoing, this Stock Option will vest and become exercisable in full upon the occurrence of a Change of Control.

“Change of Control” means the sale of all or substantially all of the Corporation’s business or assets to any Person (other than one or a group of the Corporation’s shareholders collectively beneficially owning a majority of the voting power of the Corporation or any Affiliate or related Person of any such shareholder or group of shareholders the majority of the voting power of which is also beneficially owned by such shareholder or group of shareholders), or any other transaction whether by sale of stock, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Persons (other than one or a group of the Corporation’s shareholders collectively beneficially owning a majority of the voting power of the Corporation or any Affiliate or related Person of any such shareholder or group of shareholders the majority of the voting power of which is also beneficially owned by such shareholder or group of shareholders) shall own securities having in excess of 50% of the voting power of the Corporation, on a fully diluted basis, in each case in a single transaction or series of related transactions.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the respective meanings correlative to the foregoing With respect to any natural Person, “Affiliate” will also include such Person’s grandparents, any descendants of such Person’s grandparents, the grandparents of such Person’s spouse and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock corporation, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

Termination of Employment	Notwithstanding any provision of any employment agreement between the Participant and the Corporation or any Subsidiary entered into prior to the date of this Option Award Agreement to the contrary: (1) if the Corporation or a Subsidiary terminates the Participant’s employment for cause, as defined in the employment agreement between the Participant and the Corporation or Subsidiary or, if none, as determined by the Committee in its sole discretion, then the Stock Option will expire immediately and the unexercised portion thereof will be forfeited on the date of the Participant’s termination of employment; (2) if the Participant’s employment terminates by reason of permanent disability (as determined by the Committee) or death, the vested portion of the Stock Option will expire six months after the date the Participant terminates employment, and the nonvested portion of the Stock Option will be forfeited upon the Participant’s termination of employment, and (3) if the Participant’s employment terminates for any reason other than those previously described in this paragraph, the vested portion of the Stock Option will expire 90 days after the date of the termination of employment and the non- vested portion of the Stock Option will be forfeited upon the Participant’s termination of employment.

Transferability:	The Participant may transfer Stock Options only by will or the laws of descent and distribution. Only the Participant or the Participant’s guardian or legal representative can exercise Stock Options during the Participant’s lifetime. All shares of Common Stock issued pursuant to the exercise of a Stock Option will be subject to the terms and restrictions, including restrictions on transfer, set forth in the Plan.

Other terms and conditions:	In no event will the Stock Option be exercisable after its expiration date.

The Participant will not have any of the rights of a stockholder of the Corporation with respect to the shares of Common Stock subject to this Stock Option except to the extent that one or more certificates representing such shares of Common Stock have been delivered to him, or he has been determined to be a stockholder of record by the Corporation’s transfer agent, upon due exercise of this Stock Option. Further, nothing herein will confer upon the Participant any right to become or remain in the service or employ of the Corporation or one of its Subsidiaries, as applicable.

This Stock Option is subject to all other terms and conditions of the Plan. Copies of the Plan may be obtained from the Corporation. By executing this Option Award Agreement, the Participant agrees to the terms set forth above and agrees to be bound by the provisions of the Plan.
[SIGNATURE PAGE FOLLOWS]

     This Option Award Agreement is executed by the Corporation on this 29th day of February, 2008, effective as of the date of grant shown on the first page.

REGIONAL MANAGEMENT CORP.

By:	/s/ C. Glynn Quattlebaum
Name:	C. Glynn Quattlebaum
Title:	President/COO

     The undersigned Participant hereby acknowledges receipt of an executed original of this Option Award Agreement and accepts this Stock Option, subject to the terms and conditions of the Plan and the terms and conditions of this Option Award Agreement.

Signature:	/s/ Thomas F. Fortin
Name:	Thomas F. Fortin
Date:	2/28/08

[Signature Page to Option Award Agreement]